Exhibit 5.1

        December 10, 2003

VCampus Corporation
1850 Centennial Park Drive, Suite 200
Reston, Virginia 20191

  Re:
  Registration Statement on Form S-1

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-1 filed on the date hereof by VCampus Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 3,647,356 shares of the Company's common stock, $0.01 par value per share (the "Shares"). The Shares are to be resold as described in the Registration Statement. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

        As your legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, in connection with the sale of the Shares.

        It is our opinion that each share of common stock included in the registration statement has been duly authorized for issuance and is now, or when issued upon exercise of or pursuant to the terms of the instruments which they underlie will be, legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name whenever appearing in the Registration Statement, including the Prospectus constituting a party thereof, and any amendments thereto.

Very truly yours,
/s/ Wyrick Robbins Yates & Ponton LLP